Exhibit 99.A

TRANSACTIONS IN COMPANY SECURITIES DURING THE PAST SIXTY (60) DAYS

CONTINENTAL GRAIN COMPANY

Transaction Date	Nature of Transaction	Price Per Share[1]	Quantity
11/19/24	Purchase	$74.6918[2]	22,557
11/19/24	Purchase	$75.0856[3]	4,143
11/21/24	Purchase	$76.3484[4]	23,710
11/21/24	Purchase	$76.8866[5]	15,790
11/22/24	Purchase	$76.4786[6]	20,369
11/22/24	Purchase	$77.0390[7]	5,631
11/27/24	Purchase	$76.7089[8]	26,000
12/05/24	Purchase	$77.0996[9]	11,804
12/05/24	Purchase	$77.9230[10]	13,796
12/06/24	Purchase	$77.8440[11]	25,600
12/10/24	Purchase	$75.7797[12]	21,782
12/10/24	Purchase	$76.6613[13]	20,718

1 Prices reported are net of commissions. The Reporting Persons undertake to provide the Issuer, any security holder of the Issuer or the SEC staff, upon request, all information regarding the number of Shares purchased at each price within the ranges set forth in Footnotes 1 through 13 herein.

2 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $74.03 to $75.01 per share.

3 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $75.07 to $75.10 per share.

4 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $75.58 to $76.50 per share.

5 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $76.61 to $77.00 per share.

6 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $75.99 to $76.99 per share.

7 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $77.00 to $77.11 per share.

8 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $76.32 to $77.00 per share.

9 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $76.51 to $77.47 per share.

10 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $77.53 to $78.25 per share.

11 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $77.50 to $78.00 per share.

12 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $75.35 to $76.35 per share.

13 The price reported is the weighted average price. These Shares were purchased in multiple transactions at prices ranging from $76.36 to $77.00 per share.

ARI D. GENDASON

Transaction Date	Nature of Transaction	Price Per Share	Quantity
11/21/24	Purchase	$75.77	100
11/22/24	Purchase	$75.60	100